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                                                                   Exhibit 4.38

Guarantor: Xiaofeng Peng

Address: Xiang Ge Li La Garden #39, Suzhou, Jiangsu Province

ID Number: 360102197505256311

Zip Code: 210024

Tel: 0512-65629698

Fax: 0512-65622785



Guarantor: Shan Zhou

Address: Xiang Ge Li La Garden #39, Suzhou, Jiangsu Province

ID Number: 2301039751112518x

Zip Code: 210024

Tel: 0512-65629698

     Fax: 0512-65622785



Lender: China Development Bank

Address: Hu Cheng Men Wai Street #29, Xi Cheng District, Beijing City

Legal Representative: Yuan Chen

Zip Code: 10037

Tel: 0791-6592391

Fax: 0791-6592333



                              (Summary Translation)

                               Guarantee Agreement

This Agreement is made by and among the National Development Bank (hereinafter referred to as "Party A"), Mr. Xiaofeng Peng (hereinafter referred to as "Party B"), Mr. Shan Zhou (hereinafter referred to as "Party C"),



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WHEREAS,

1, The Party A and Jiangxi LDK Solar Hi-Tech Co., Ltd. (hereinafter referred to as "Jiangxi LDK") entered into a loan agreement (hereinafter referred to as the "Loan Agreement"), pursuant to which Party A undertook to lend to Jiangxi LDK loans in the aggregate principal amount of $25 million (hereinafter referred to as the "Loan") for a term of 5 years; and

2, Party B and Party C (collectively, the "Guarantors") have agreed to guarantee the obligations of Jiangxi LDK to perform the Loan Agreement and be jointly and severally liable for repayment of the Loan with their own personal properties and community properties in the event of a default by Jiangxi LDK in accordance with the Loan Agreement.

3, The scope of the guarantee hereunder shall include any principal amounts outstanding, interests accrued, damages caused and expenses associated with the realization of Party A's rights under the Loan Agreement.

4, If Jiangxi LDK defaults, Party A is entitled to demand remedies from any of the Guarantors directly, and the Guarantors shall pay on behalf of Jiangxi LDK within 5 days upon receiving of request from Party A.

5, The term of the guarantee hereunder shall be until two years after the due date of each obligation under the Loan Agreement.

6, The parties shall resolve all disputes arising from or in connection with this Agreement through consultation. If the parties cannot reach an agreement through such consultations, both parties agree to submit the disputes to the people's court where Party A's branch office sits.

7, This Agreement shall become effective upon signing by the respective parties and fixing hereunto the respective corporate chops. This Agreement is made in three original copies, and each party shall keep one copy hereof.



Party A

/s/ China Development Bank

National Development Bank (sealed)



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Party B

/s/ Xiaofeng Peng

Xiaofeng Peng(sealed)



Party C

/s/ Shan Zhou

Shan Zhou(sealed)



Date: December 29, 2006